                                                                    Exhibit 10.8

                                                  {ICM LOGO}    310 N. FIRST ST.
                                                                      PO Box 397
                                                               COLWICH, KS 67030
                                                             PHONE: 316.796.0900
                                                               FAX: 316.796.0570


================================================================================


April 14, 2005


Attn:
Revif Stephenson
Advanced BioEnergy, LLC
1850 Fox Ridge
Road Orono, MN 55356

Subject: Environmental Permitting Proposal for a 100 MM (gas) GPY Ethanol Manufacturing Plant in Fairmont, NE

Dear Mr. Stepenson:

Per your request for assistance in securing state approval to start construction, the attached is my estimate to prepare the appropriate environmental applications and plans for a selected site. You will be required to obtain other local permits in order to start construction -- this proposal is strictly for environmental permitting. All billing will be on a Time & Material basis at the following rates:

PERSONNEL                                                RATE
--------------------------------------------------------------------------------
    Engineering Specialist I                             $ 150 per hour
    Process Engineer I                                   $ 150 per hour
    Engineering Specialist II                            $ 110 per hour
    Designer II                                          $ 70 per hour
    Administrative                                       $ 46 per hour

ICM's billing for time is based on the above hourly rates with no additional markup. Travel and travel expenses are billed at cost plus 15%. Other billings may include subcontractor and/or necessary consultant costs and will be billed biweekly on a time & material plus 15% basis. Applicable sales tax, if any, will be added accordingly. Any use, gross receipts, or other excise taxes and charges imposed by any federal, state, or municipal law, ordinance, or regulation upon the provision of services covered under this Agreement are also not included and will be billed as required.

ICM's experience is that a Time & Materials type agreement is generally preferable for the client due to the unexpected circumstances that may arise during environmental permitting. Additional costs may be imposed on the project if ICM is required to address significant public comment and/or assist in lengthy agency negotiations regarding specific permit terms and conditions.

The following costs (if required) are not included in the proposal: permit application fees, amended submittals, ambient air sampling, continuous emission monitoring, health risk assessment, additional air dispersion modeling iterations for additional designs and/or layout changes, water quality sampling and lab analysis, individual permit for storm water associated with construction, Title V operating permit application, acquisition of emission offsets, public hearings, and State requested meetings.

     -    AIR CONSTRUCTION PERMITS:
          It has been determined that the proposed facility will be a synthetic minor source of emissions. If it turns out that the facility is a major source or that it requires ambient air quality simulation modeling, LAER, or BACT analyses, then additional costs will be incurred.

     -    WATER PERMITS:
          It is expected that the proposed facility will be subject to state water discharge regulations. As noted above, my cost estimate assumes that a General Permit for Storm Water Associated with Construction Site Activity will be adequate for the project site construction. In addition, the state program will require that permits be obtained for water supply and discharges for non-contact process wastewater and hydrostatic testing discharges.

ICM appreciates the opportunity to provide this proposal and cost quotation to assist with project environmental permitting. ICM and our subcontractors are extremely well qualified to assist in securing the required environmental permits and approvals for the proposed facility. Our technical strength is our extensive ethanol industry experience, broad understanding of the environmental control requirements impacting the ethanol industry, and solid working knowledge of environmental regulations. I am confident that ICM will provide the necessary technical and regulatory skills to help make your new ethanol plant a success.

Respectfully submitted,


/s/ WILLIAM J. RODDY

William J. Roddy
Manager of Environmental Affairs


AUTHORIZATION TO PROCEED: IF THE ABOVE TERMS AND THE ATTACHED SERVICE AGREEMENT ARE ACCEPTABLE, YOUR SIGNATURE ON THE SIGNATORY PAGE OF THE SERVICES AGREEMENT WILL SIGNIFY YOUR APPROVAL FOR ICM TO PROCEED WITH THE PREPARATION OF THE PERMIT APPLICATION PACKAGES.

ATTACHMENT A

                                                                                                                   Check Box
                                                                                                                    for ICM
                                                                                                                     Task
----------------------------------------------------------------------------------------------------------------------------
BEFORE GROUND BREAKING                                                               ESTIMATED COST                /X/
----------------------------------------------------------------------------------------------------------------------------
    201.  Air Construction Permit       (Modeling Costs Included)                    $15,000 - $25,000             /X/
----------------------------------------------------------------------------------------------------------------------------
    202.  Stormwater Notice of Intent (General Permit) - Construction                $1,000                        /X/
----------------------------------------------------------------------------------------------------------------------------
    203.  Stormwater Pollution Prevention Plan - Construction                        $4,500                        /X/
----------------------------------------------------------------------------------------------------------------------------
    204.  State Historical Society Research                                          $600                          /X/
----------------------------------------------------------------------------------------------------------------------------
    205.  Endangered Species Research                                                $600                          / /
----------------------------------------------------------------------------------------------------------------------------
    206.  Health Risk Assessment (state dependent)                                   $10,000 - $50,000             / /
----------------------------------------------------------------------------------------------------------------------------
          Above Ground Storage Tank General Permit Application                                                     / /
    207.    (state dependent)                                                        $3,000
----------------------------------------------------------------------------------------------------------------------------
    208.  Odor Action Plan (Optional)                                                $2,500                        / /
----------------------------------------------------------------------------------------------------------------------------
    209.  Basic Environmental Assessment (state dependent)                           $6,500 - $10,000              / /
----------------------------------------------------------------------------------------------------------------------------
    211.  Corps of Engineers Section 404 Permit (if wetlands are present)            $1,500 - $5,000               / /
----------------------------------------------------------------------------------------------------------------------------
    295.  Environmental Project Management                                           $1,000 - $5,000               See notes

BEFORE OPERATION
============================================================================================================================
          Industrial Well Permit/Registration
    221.  (ICM recommends application prior to construction)                         $3,000 - $7,000               / /
----------------------------------------------------------------------------------------------------------------------------
          Water Discharge Permit (NPDES, POTW, Irrigation, and/or                    $4,000 - $10,000              / /
          Irrigation                                                                 $2,500                        / /
    222.     Plan)                                                                   $1,200                        / /
----------------------------------------------------------------------------------------------------------------------------
    223.   Hydrostatic Testing Water Discharge Permit                                $5,000                        / /
----------------------------------------------------------------------------------------------------------------------------
    224.  Stormwater Notice of Intent (General Permit) - Industrial                  $10,000 - 20,000              / /
          Operation
----------------------------------------------------------------------------------------------------------------------------
    225.   Stormwater Pollution Prevention Plan - Industrial Operation
----------------------------------------------------------------------------------------------------------------------------
    226.   Risk Management Plan
----------------------------------------------------------------------------------------------------------------------------
          Spill Prevention Controls and Countermeasures Plan                         $6,000 - $12,000              / /
    227.     (Pe Certification Not Included)                                         $3,500                        / /
----------------------------------------------------------------------------------------------------------------------------
    228.   Public Water Supply Permit                                                $1,000                        / /
----------------------------------------------------------------------------------------------------------------------------
    229.   Permit from the Bureau of Alcohol, Tobacco, and Firearms                  $2,500 $3,000                 / /
----------------------------------------------------------------------------------------------------------------------------
    231.   County Health Department Septic System Permit (geological work extra)
                                                                                     $8,000 - $12,000
30 DAYS AFTER STARTUP                                                                $2,500                        / /
============================================================================================================================
    241.  Conditionally Exempt Small Quantity Generator Qualification                                              / /
----------------------------------------------------------------------------------------------------------------------------
    242.  Tank Notification (state dependent)

180 DAYS AFTER STARTUP (AFTER EMISSIONS TESTING)
----------------------------------------------------------------------------------------------------------------------------
    251.  Air Permit to Operate                                                      $10,000                       / /

ANNUALLY AFTER STARTUP
----------------------------------------------------------------------------------------------------------------------------
    261.  Annual Emission Inventory                                                  $3,500 per year               / /
----------------------------------------------------------------------------------------------------------------------------
    262.  Tier 2 Reporting                                                           $2,500 per year               / /
----------------------------------------------------------------------------------------------------------------------------
    263.  Form R Reporting                                                           $3,000 per year               / /

GENERAL NOTES:
    A.) PROJECT MANAGEMENT COSTS ARE NOT AN OPTION, BUT ARE INCURRED DURING THE COURSE OF PERMIT PREPARATION. SEE EXPLANATION IN ATTACHMENT B.
    B.) ALL EXTERNAL SERVICES (I.E. PROFESSIONAL ENGINEER, HYDROGEOLOGIST, LABORATORY TEST, ETC.) WILL BE BILLED AT COST PLUS 15%.
    C.) PERMIT APPLICATION FEES, AMENDED SUBMITTALS, AMBIENT AIR SAMPLING, CONTINUOUS EMISSION MONITORING, HEALTH RISK ASSESSMENT, ADDITIONAL AIR DISPERSION MODELING ITERATIONS FOR ADDITIONAL DESIGNS AND/OR LAYOUT CHANGES, TITLE V OPERATING PERMIT APPLICATION, ACQUISITION OF EMISSION OFFSETS, PUBLIC HEARINGS, AND STATE REQUESTED MEETINGS ARE ADDITIONAL.
    D.) WATER QUALITY SAMPLING AND LAB ANALYSIS (IF NECESSARY) AND INDIVIDUAL PERMIT FOR STORM WATER ASSOCIATED WITH CONSTRUCTION ARE ADDITIONAL TO THOSE LISTED ABOVE. THE ABOVE RATES ASSUME A REPUTABLE SUPPLIER HAS BEEN SELECTED BY THE CLIENT FOR THE

    Project: Advanced BioEnergy, Fairmont NE Confidential - Attachment A 4/14/05

          ENTIRE WATER TREATMENT PROGRAM (BOILER, COOLING TOWER, RO, MULTI-MEDIA, WATER SOFTENERS, AND ASSOCIATED EQUIPMENT) REGARDING STATE/LOCAL PERMITTING NEEDS.
    E.) IF IT IS DETERMINED THAT A PERMIT, PLAN, OR APPLICATION IS NOT APPLICABLE OR REQUIRED THEN ONLY THE TIME AND MATERIALS FOR MAKING THE DETERMINATION WILL BE BILLED.


Project: Advanced BioEnergy, Fairmont NE Confidential - Attachment A     4/14/05

ATTACHMENT B

EXPLANATION OF PERMITS AND SCOPE OF WORK

201.)   AIR CONSTRUCTION PERMIT:
        An air construction permit application package will be prepared for the owners review and approval. It will then be submitted to the state for review. The air construction permit allows a company to build, initially operate, and test a new source of air pollution. This permit typically is valid from 12 to 24 months (depending on which state) and extensions may be granted. Application fees for the construction permit vary by state and will be paid by the owner. The air permit must be obtained before construction (pouring concrete) and in some states before dirt work can occur.

202.)   STORM WATER NOTICE OF INTENT (GENERAL PERMIT) - CONSTRUCTION
        A Storm Water Notice of Intent must be submitted before grading can begin. This Notice is to make the state aware that grading activities are to begin. State and federal storm water programs are in place to protect rainfall, snow melt, and other storm water from becoming contaminated with pollutants. The amount of time that this permit must be submitted prior to work commencing varies by state. ICM will prepare the NOI for the owners review. Any fees associated with the NOI will be paid by the owner.

203.)   STORM WATER POLLUTION PREVENTION PLAN - CONSTRUCTION
        A Storm Water Pollution Prevention Plan for Construction details how storm waters will be protected from exposure to pollutants. Also, included in this plan are details to prevent excessive soil erosion until vegetation begins growing. Once the final plant footprint and grading plan have been prepared by the civil engineering company, ICM will prepare the construction Plan that must be maintained on the construction site before grading commences.

204.)   STATE HISTORICAL SOCIETY RESEARCH
        State Historical Society checks for the existence of historical sites (including Indian burial grounds) at the site where construction and industry are to occur. ICM will initiate a historical review in the surrounding area and obtain state approval that there are no historical issues associated with the site. Any filing fees are the owner's responsibility.

205.)   ENDANGERED SPECIES RESEARCH
        Endangered Species reviews consist of a record of review for protected species (state and federal listed endangered or threatened), rare natural communities, state lands and waters in the project area, including review by personnel representing state parks, preserves, recreation areas, wetlands, fisheries, and wildlife. ICM will initiate an endangered species review in the surrounding area and obtain state approval that there are no endangered species issues associated with the site. Any filing fees are the owner's responsibility.


Project: Advanced BioEnergy, Fairmont NE Confidential - Attachment B     4/14/05

206.)   HEALTH RISK ASSESSMENT
        A Health Risk Assessment looks at the potential for risks to human health due to the existence and operation of the facility. The requirement for this assessment varies by state. If this is required, ICM will contract with a consultant skilled in the preparation of approvable health risk assessment techniques for the given state. Any filing fees are the owner's responsibility.

207.)   ABOVE GROUND STORAGE TANK GENERAL PERMIT APPLICATION,
        Storage tanks are typically registered through the state environmental agency and the fire marshal for environmental and fire safety reasons. ICM in cooperation with the tank manufacturing and construction company prepare the required permit application package. Any filing fees are the owner's responsibility.

208.)   ODOR ACTION PLAN
        An Odor Action Plan is a "Good Neighbor" approach to looking at community concerns regarding odor from a facility. If requested by the owner, ICM will prepare an "Odor Action Plan." The plan typically contains methods of validating the odor complaint and mitigation of the odor.

209.)   BASIC ENVIRONMENTAL ASSESSMENT
        Some States require that reasonably available environmental data about a project's environmental be researched and presented in a document made available for public review and comment. If required by a state, ICM will prepare the Environmental Assessment. In some cases, experts may need to be retained. Any filing fees are the owner's responsibility.

211.)   CORPS OF ENGINEERS SECTION 404 PERMIT
        Building on or disturbing land that is wet even part of the year may qualify the land as a "wetland" under federal regulations. The section 404 permit allows and/or restricts activities that can occur with the land. This permit also addresses development of areas in floodplains. ICM will prepare the permit application. Any filing fees are the owner's responsibility.

221.)   INDUSTRIAL WELL PERMIT/REGISTRATION,

        Industrial Well Permit/Registration is typically required for construction of a new well and use of water in large quantities from a well or body of water so that interference with neighboring wells does not occur. ICM will prepare the permit/registration application. Depending on the state, this permit may require that ICM retain independent and local consultants skilled in water allocation approval. Any filing fees are the owner's responsibility.

222.) WATER DISCHARGE PERMIT (NPDES, POTW, IRRIGATION, AND/OR IRRIGATION PLAN) These permits are associated with discharging wastewater from the facility (typically process wastewater, cooling tower blow-down, boiler blow-down, etc.) to either a body of water (NPDES), a public treatment system (POTW), and/or to ground applications in the form of irrigation. If irrigation to crop land occurs an


Project: Advanced BioEnergy, Fairmont NE Confidential - Attachment B     4/14/05

        Irrigation Plan is also necessary, and details how the irrigation amounts and contents will affect certain soils and crops. These permits aid in the prevention of pollutants from entering natural waters and crops where natural ecosystems and food supplies can be endangered. ICM will prepare the water discharge permit application package depending on the customer's requirements. Any filing fees are the owner's responsibility.

223.)   HYDROSTATIC TESTING WATER DISCHARGE PERMIT
        A Hydrostatic Testing Water Discharge Permit allows for the temporary discharge of water used for testing the integrity of vessels and equipment as a part of construction activities. ICM will prepare the discharge permit application package or obtain approval from a facility
        (POTW) licensed to discharge such water. Any filing fees are the owner's responsibility.

224.)   STORM WATER NOTICE OF INTENT (GENERAL PERMIT) -- INDUSTRIAL OPERATION
        A Storm Water Pollution Prevention Plan for Industrial Operation is similar to the same permit for construction in that it details how storm waters will be protected from exposure to pollutants after the plant begins operation. Also, included in this plan are details to prevent excessive soil erosion until vegetation begins growing. ICM will prepare the NOI for the owners review. Any fees associated with the NOI will be paid by the owner.

225.)   STORM WATER POLLUTION PREVENTION PLAN -- INDUSTRIAL OPERATION
        A Storm Water Pollution Prevention Plan for Industrial Operation is similar to the same permit for construction in that it details how storm waters will be protected from exposure to pollutants, however, this plan focuses on normal industrial activities at the site after the plant begins operation. ICM will prepare the Industrial SWPPP for the owner's review.

226.)   RISK MANAGEMENT PLAN
        This goal of this plan is to prevent the release of chemicals that could cause serious harm to human health or the environment and to reduce the severity of releases that do occur. Included in this plan are an offsite consequence analysis, a five-year accident history, an accident prevention program, and an emergency response program. This plan requires updating at least every five years, and within 6 months of making certain changes onsite. Ethanol plants typically require a risk management plan that covers storing denaturants and/or ammonia. This plan must be in place prior to storage of covered chemicals on-site. ICM will prepare the Risk Management Plan for the owner's review.

227.)   SPILL PREVENTION CONTROLS AND COUNTERMEASURES PLAN
        Spill Prevention Controls and Countermeasures Plans are written to address the likelihood and prevention of spills of petroleum based substances as well as what actions are to be taken in the event that a spill does occur. Proposed regulations require the plan be in place before storage of denaturant. ICM will prepare the SPCC Plan for the owner's review.


Project: Advanced BioEnergy, Fairmont NE Confidential - Attachment B     4/14/05

228.)   PUBLIC WATER SUPPLY PERMIT
        There are two reasons to receive a Public Water Supply Permit. One, if there are more than 25 people on a site the access to the public water supply must be permitted, and two, if the process water is going to come from the public water supply, the quantity of water will necessitate a permit. Public water supplies can not always supply quantities required by some industries, and other sources may need to be evaluated. ICM will prepare the Public Water Supply Permit for the owner's review.

229.)   PERMIT FROM BUREAU OF ALCOHOL, TOBACCO, AND FIREARMS
        This permit allows the facility to manufacture ethanol. In some states, registration with the state agency may also be required. ICM will prepare the BATF permit application for the owner's review. Any filing fees are the owner's responsibility.

231.)   COUNTY HEALTH DEPARTMENT SEPTIC SYSTEM PERMIT
        A septic system permit must be obtained if the sanitary sewer for a facility is to be tied into a leach field or septic pond instead of a local POTW. ICM will prepare the septic system permit application for the owner's review. Any filing fees are the owner's responsibility.

241.)   CONDITIONALLY EXEMPT SMALL QUANTITY GENERATOR QUALIFICATION
        The Resource Conservation and Recovery Act covers disposal of solid and hazardous wastes. Typically, ethanol plants generate such a small quantity of hazardous and solid waste that they are either classified as a conditionally exempt small quantity generator (CESQG). The classification is entirely dependent on the amount of hazardous waste generated and can change over time. While a Plan is not required by regulation for CESQG sources, a Plan can be prepared by ICM so that the plant can document on a monthly basis that it is a CESQG and therefore not subject to hazardous waste regulations.

242.)   TANK NOTIFICATION
        Tank Notifications are required by some states whenever a tank is placed into service, taken out of service, or the materials in the tank changes. ICM will prepare state and EPA notifications for the owner to submit pursuant to the New Source Performance Standards.

251.)   AIR PERMIT TO OPERATE
        The Air Operation Permit allows the company to operate the pollutant source within certain requirements detailed in the permit. This permit is typically valid for up to five years, and may be renewed. There is an annual fee associated with this permit that is based upon the previous year's actual emissions. ICM will prepare the Air Operating Permit Application package for the owner's review. Any filing fees are the owner's responsibility.


Project: Advanced BioEnergy, Fairmont NE Confidential - Attachment B     4/14/05

261.)   ANNUAL EMISSION INVENTORY
        This is an annual accounting to the governing agencies of actual pollution generated by the facility. Annual Air Operating Permit Fees are based upon this report. ICM will prepare the annual air emission inventory for the owner's review and submission. Any emission fees are the owner's responsibility.

262.)   TIER 2 REPORTING
        Tier 2 reporting lists hazardous chemicals stored on-site. The information provides the local emergency officials and the fire department that potential hazards exist at a site. This is an annual requirement. ICM will prepare the annual Tier II report for the owner's review and submission. Any submission fees are the owner's responsibility.

263.)   FORM R REPORTING
        Form R reporting is required for facilities that process or otherwise use certain listed chemicals above a regulated quantity. Reporting includes documenting all releases to the environment for those chemicals. This is an annual requirement. ICM will prepare the annual Form R report for the owner's review and submission. Any submission fees are the owner's responsibility.

295.)   ENVIRONMENTAL PROJECT MANAGEMENT
        This category is for ICM's project management costs and includes project management and miscellaneous work that arises during the preparation of deliverables not specifically anticipated. An example could be extended or unpredicted research at the request of the customer or agency.


Project: Advanced BioEnergy, Fairmont NE Confidential - Attachment B     4/14/05

                                SERVICE AGREEMENT
                                     BETWEEN
                                    ICM, INC.
                                       AND
                             Advanced BioEnergy, LLC


THIS AGREEMENT is entered into between ICM, INC. hereinafter called "Consultant", and Advanced BioEnergy, LLC, hereinafter called "Client". In consideration of the covenants herein contained and upon subject to the mutual terms and conditions set forth herein, the parties hereto agree as follows:

1. SCOPE OF WORK - Consultant shall provide environmental consulting services for Client as outlined in ICM, INC.'s letter proposal Attachment 'B' to Revif Stephenson dated 4/14/05.

2. PAYMENT - For performance of the Services provided and as outlined in ICM, INC.'s letter proposal dated 4/14/05, Consultant shall invoice the Client according to the attached Schedule of Charges and Client shall pay Consultant at 310 N. 1st Street, Colwich, Kansas 67030 at the time specified herein. Terms for payment are net 30 days with 1.5% per month service charge on balances past due 30 days or more.

3. RESPONSIBILITY OF CONSULTANT - Consultant shall perform the Services as an independent contractor in accordance with its own methods, terms of this Agreement, and applicable laws and regulations. Consultant's liability arising out of or in connection with the Services shall be limited to performing at its own expense Services which are (1) deficient because of Consultant's failure to perform said Services in accordance with normal professional standards for performing services of a similar nature, and (2) reported in writing to Consultant within a reasonable time, not to exceed thirty (30) days from the completion of the Services in accordance with Article 5. Where Clients' project requires public agency approval, Consultant will attempt to assist in facilitating approval. However, Consultant does not assume responsibility for securing approval by such agency.

        Because of the nature of the work involved in this proposal, the Client shall indemnify and save and hold harmless from and against any damage, liability, loss, cost or claim, whether occasioned by ICM, INC., its officers, employees and agents or any other person or persons arising out of, resulting from or related to, the performance of the work provided for in this agreement; provided, however, that Client shall not be obligated hereunder to indemnify, save and hold harmless Consultant, its officers, employees or agents against any damage, liability, loss, cost, or claim which arises out of or in connection with the intentional wrongful acts of, or the active negligence of, Consultant, or its officers, employees or agents.

4. ASSIGNMENT AND SUBCONTRACTING - This Agreement shall not be assigned by either party without the prior written approval of the other. Consultant may, subcontract portions of the services to a qualified subcontractor with prior approval of Client. Consultant agrees that Client will incur no duplication of costs as a result of any such subcontract.

5. COMPLETION AND ACCEPTANCE - Upon completion of the Services by Consultant, Client shall promptly provide Consultant with a written listing of any Services not completed. Any Services not listed by Client as incomplete in a listing delivered to Consultant within thirty (30) days of completion of said Services shall be deemed complete and accepted. With respect to Services listed by Client as incomplete, Consultant shall complete such Services and the above acceptance procedure shall be repeated.

                                SERVICE AGREEMENT
                                     BETWEEN
                                    ICM, INC.
                                       AND
                             Advanced BioEnergy, LLC

                                    Continued


6.      TERMINATION - Client may terminate, with or without cause, upon thirty
        (30) days written notice to Consultant. Absent Consultant's breach of this Agreement, Consultant shall be paid for Services rendered to the date of termination. Consultant may suspend or terminate this Agreement upon seven days written notice to Client in the event of substantial failure by Client to perform in accordance with the terms of this Agreement including, but not limited to, nonpayment of amounts owing to Consultant through no fault of Consultant or an unreasonable delay caused by Client or its agents.

7. DELAY; FORCE MAJEURE - Should performance of the Consultant's services be materially hampered by causes beyond its reasonable control, a Force Majeure results. Force Majeure includes, but is not restricted to, acts of contractors (other than Consultant's contractors), fires, floods, labor disturbances, and unusually severe weather.

        If a Force Majeure occurs, Consultant will be granted a time extension based upon the effect of the Force Majeure upon Consultant's performance. The parties will also agree upon terms and conditions, including additional compensation, for continuation or termination of this Agreement. If no agreement is reached, a Force Majeure which continues for 120 days from the event of Force Majeure gives Consultant the option to terminate its obligations under this Agreement in accordance with Article 6.

8. GOVERNING LAW - This Agreement is to be governed by and construed in accordance with the laws of Kansas, any action at law or judicial proceeding instituted for the breach of this Agreement shall be resolved only in the State or Federal courts of the County of Sedgwick, State of Kansas.

9. AMENDMENTS - Any amendment to this Agreement shall be in writing and signed by Consultant and Client. In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the parties shall negotiate an equitable adjustment to the provisions with a view toward effecting the purpose of this Agreement. In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the parties shall negotiate an Agreement. In such a case, the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby.

10. TESTIMONY - Should Consultant, its directors, officers or employees be required to testify or to submit information to any judicial or administrative hearing concerning matters in accordance with the Cost Schedule then in effect. Should Consultant be required by a third party to testify at such a hearing, Consultant shall notify Client as to the date and time of such hearing. Client agrees to save and hold harmless Consultant from and against all costs incurred as a result of a judicial or administrative hearing concerning the services provided for herein.

                                SERVICE AGREEMENT
                                     BETWEEN
                                    ICM, INC.
                                       AND
                             Advanced BioEnergy, LLC


                                    Concluded


11.     TIME TO BAR TO LEGAL ACTION

        A. PERIOD: All legal actions, including claims for indemnity, by either party against the other for failure to perform or to perform properly under this Agreement or any legal action however denominated essentially based upon such breach shall be barred 2 years from commencement of the period defined in B.

        B. COMMENCEMENT OF PERIOD: The period commences when the claimant knew or should have known of its claim. But, in any event, the period commences for:

              1. Client claims when Consultant's performance is substantially complete; and

              2. Consultant claims when final payment by Client has been made.

12. ENTIRE AGREEMENT - In the event any services provided for herein are authorized by the client to be performed or caused to be performed by Consultant prior to the effective date of this Agreement, such Services shall be deemed to have been performed under this Agreement. This Agreement, including all attachments incorporated herein by reference, constitutes the entire Agreement between the parties. Any oral agreements, understandings, proposals, purchase orders or negotiations are intended to be integrated herein and to be superseded by the terms and conditions of this Agreement.

AUTHORIZATION TO PROCEED:


Advanced BioEnergy, LLC                        ICM, INC.

By:     /s/Revis L. Stephenson, III            By:     /s/William J. Roddy
    -------------------------------------          -----------------------------
Title: CHAIRMAN                                Title: ENV. MGR.
       ----------------------------------             --------------------------
Date:   4/26/05                                 Date: 4-14-05
      -----------------------------------             --------------------------

                           SCHEDULE OF CHARGES - 2004
                                   (Customer)


                                PERSONNEL CHARGES
        ------------------------------------------------------------------------

               Title                                             Billing Rate
        ------------------------------------------------------------------------
        Engineering Specialist I                                         $150/hr
        Process Engineer I                                               $150/hr
        Engineering Specialist II                                        $110/hr
        Designer II                                                       $70/hr
        Administrative                                                    $46/hr

                    Expert Testimony rates quoted separately.


                                  OTHER CHARGES

        Photocopies (8.5x11)                                       $ 00.15
        Photocopies (8.5x11)                                       $ 00.20
        Facsimile transmissions (8.5x11)                           $ 00.15
        Automobile (per mile)                                      $ 00.375

Outside services, equipment and facilities not furnished directly by ICM, INC., will be billed at cost plus 15%. Services may include, but are not limited to the following:

    Rental of equipment and vehicles,
    Outside laboratory testing,
    Special fees, permits, insurance, etc.,
    Transportation on public carriers,
    Printing and photographic reproduction,
    Subcontractors to ICM, Inc.,
    Meals, lodging, and
    Shipping, telephone & other materials.

Payment Terms: Net thirty (30) days. Thereafter, one and one-half percent (1 1/2%) interest per month on the unpaid balance will be charged.